EXHIBIT 3

                         PROMISSORY NOTE

$1,440,000.00                                    Inwood, New York
                                                 March 1, 1996

     FOR VALUE RECEIVED, Jennifer Warehousing, Inc. (the
"Borrower") promises to pay to the order of Klaussner Furniture Industries, Inc. (the "Payee"), at P. O. Drawer 220, Asheboro, N.C. 27204, or at such other address as to which the Payee shall give written notice to the Borrower, in lawful money of the United
States of America and in immediately available funds, the sum of One Million Four Hundred Forty Thousand Dollars ($1,440,000) in fifteen consecutive monthly installments as follows:
     (a) Fourteen monthly installments in the amount of $100,000 each, the first such installment to be due and payable on July 15, 1998, and subsequent installments to be due and payable on the 15th day of each month thereafter to and including August 15, 1999; and
     (b) One final installment, in the amount of the then entire unpaid principal balance of this Note, to be due and payable on September 15, 1999.
     The Borrower further promises to pay interest to the Payee at such address, in like money, from the date hereof on the outstanding principal amount
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owing hereunder at a variable rate per annum equal to the "prime rate" as announced from time to time by Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina, plus 3%. Such interest shall be computed daily on the basis of a 360-day year and for the actual number of days elapsed. Interest accrued hereunder shall be payable monthly, in arrears, on the first day of the month, commencing April 1, 1996, with a final payment at maturity, whether by acceleration or otherwise, until the principal amount of this Note is paid in full. To the extent permitted by law, interest accrued on this Note and not paid on its due date will bear interest at the aforesaid rate and be payable on demand, and interest will continue to accrue on this Note at the aforesaid rate after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state or federal.
     Payment of this Note is i) guaranteed, jointly and severally, by Harley J. Greenfield, Edward B. Seidner and Fred J. Love, pursuant to the Unconditional Guaranty dated as of the date hereof (the "Personal Guaranty"), and guaranteed, jointly and severally, by Jara Enterprises, Inc. ("Jara"), Convertible Enterprises, Inc. ("Convertible"), Bright Star Enterprises, Inc. ("Bright Star"), and Jennifer Advertising, Inc. ("Jennifer Advertising") (collectively the "Corporate Guarantors") pursuant to the Unconditional Guaranty dated as of the date hereof (the "Corporate Guaranty"). The Personal Guaranty and Corporate Guaranty are respectively secured in accordance with the separate Stock Pledge Agreements dated as of the date hereof (collectively the "Jennifer Stock Pledge Agreements") executed by Harley J. Greenfield, individually and
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in his capacity as Voting Trustee, Edward B. Seidner, Fred J. Love, and by Jara, Convertible, Bright Star and Jennifer Advertising. Payee is entitled to the benefits of and remedies provided in the Jennifer Stock Pledge Agreements, the Personal Guaranty, and the Corporate Guaranty (the "Collateral Documents").
     If any payment of this Note becomes due and payable on a Saturday, Sunday or a legal bank holiday under the laws of the
State of North Carolina, the maturity thereof shall be extended to the next succeeding business day and interest thereon shall be payable at the rate set forth above during such extension.
     The Borrower may upon giving Payee prior written notice,
prepay this Note, in whole or in part, at any time without premium or penalty, but any partial prepayment shall not defer or otherwise extend the due date of any installment payable hereunder until the entire principal balance and all accrued interest and other sums due hereunder have been paid in full.  All partial prepayments shall be applied in payment of the installments due under this Note in the inverse order of their maturity.
     Borrower warrants and represents that the only members of the Jara Group (as hereafter defined) that own the capital stock of Jennifer Convertibles, Inc. ("JCI") are Harley J. Greenfield,
Edward B. Seidner, Fred J. Love, Jara, Convertible, Bright Star, and Jennifer Advertising. The Jara Group shall mean Jara, Convertible, Bright Star, Jennifer Advertising, all of the Subsidiaries (as hereafter defined), Harley J. Greenfield, Edward
B. Seidner, Fred J. Love, all partnerships in which any of the foregoing persons are either general or limited partners, and all other entities in which any of the foregoing persons have an ownership interest. The term "Subsidiary" shall
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mean any corporation of which more than 50% of the outstanding shares of capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation
(irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by Jara and/or by one or more of its Subsidiaries and/or by Harley J. Greenfield, Edward B. Seidner and/or Fred J.Love.
     Borrower shall deliver or cause to delivered to Payee the following documents not later than the following dates:
       (a) within ninety (90) days after the six month period ending November 1 of each year, an unaudited compilation financial statement of Jara and its Subsidiaries for each such half-year period prepared by Jerome I. Silverman & Co. or an independent certified public accountant acceptable to Payee (the "Jara Accountant"), which shall include a consolidated balance sheet, consolidated income statement and a consolidated cash flow statement; and
       (b) within one hundred twenty (120) days after the end of each fiscal year of Jara, an unaudited compilation of Jara and its Subsidiaries for such fiscal year prepared by the Jara Accountant presenting the financial condition of Jara and its Subsidiaries on a consolidated basis, which shall include a consolidated balance sheet, consolidated income statement and consolidated cash flow statement.
     Each of the following events shall constitute a default under this Note (an
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"Event of Default"):
     1.  Borrower shall fail to make any payment when due under this Note, by acceleration or otherwise, and such failure is not cured within 10 days after receipt of written notice thereof given by Payee to Borrower either at 245 Roger Avenue, Inwood, New York 11696, Attn: Jerome I. Silverman, or c/o Jerome I. Silverman at 20 Donald Drive, Syosset, New York 11747; or
     2. Any representation or warranty made in this Note, the Personal Guaranty, Corporate Guaranty and/or Jennifer Stock Pledge Agreements proves to have been false or misleading in any material respect when made; or
     3. The failure of the Borrower to perform, observe or fulfill any covenant or obligation contained in this Note and such failure is not cured within 30 days after receipt of written notice thereof given by Payee to Borrower at either 245 Roger Avenue, Inwood, New York 11696, Attn: Jerome I. Silverman, or c/o Jerome I. Silverman
at 20 Donald Drive, Syosset, New York  11747; or
     4. Borrower, Guarantor Fred J. Love, or any Corporate Guarantor (each of whom is hereinafter referred to as a "Guarantor"), makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due, or commences a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), or is adjudicated bankrupt or insolvent, or files any petition or answer seeking for itself any liquidation, arrangement, composition, reorganization, readjustment or similar relief under any present or future statute, law or regulation pertaining to insolvency or creditors' rights, or files any answer admitting the material
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allegations of a petition  filed against it in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or similar official for itself or all or any substantial part of its properties; or
     5. If within 90 days after the commencement of any proceeding against Borrower or any Guarantor seeking any liquidation, arrangement, composition, reorganization, readjustment or similar relief under any present or future statute, law or regulation pertaining to insolvency or creditors' rights, such proceeding is not dismissed or stayed, or if within 90 days after the appointment, without the consent or acquiescence of Borrower or any Guarantor, of any trustee, receiver, liquidator or similar official for Borrower or any Guarantor or of all or any substantial part of its properties, such appointment is not vacated or stayed: or
     6. The occurrence of an Event of Default, as defined in the Jennifer Stock Pledge Agreements; or
     7. The sale by Jara of all or substantially all of the "Jennifer Convertibles" stores owned by it, whether through the sale of stock of Jara or of the Subsidiaries owning such stores or through the sale of the assets comprising such stores; or
     8.  The attempted or purported sale by any of the Guarantors of any of the shares of capital stock of JCI, owned by any of them and pledged with Payee under the Jennifer Stock Pledge Agreements; or
     9. The merger of Borrower, Jara or any other Guarantor under the Corporate Guaranty with or into any person, firm or corporation without the prior
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written consent of Payee, which shall not be unreasonably withheld;
or
     10. The sale by Jara of all or substantially all warehouse operations of Borrower, whether through the sale of stock of Borrower or through the sale of all or substantially all of the assets comprising the warehouse operations, except for the transfer of such warehouse operations to JCI, and except for the sale of the warehouse located at Inwood, New York.
     11. The dissolution of the Borrower, Jara, or the dissolution of any other Corporate Guarantor unless the assets of such company are distributed to Jara or any of its Subsidiaries.
     Upon the occurrence and continuance of any Event of Default, Payee may by written notice to Borrower at the address stated
above, at Payee's option, declare the entire unpaid principal amount of this Note, together with accrued interest thereon, to be due and payable, whereupon the same shall forthwith mature and become due and payable, and Payee shall have such other remedies as Payee may have at law, equity or otherwise, including, but not limited to the rights and remedies under the Collateral Documents.
     No failure on the part of Payee to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder or under any of the Collateral Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     The Borrower agrees to pay all costs including, without
limitation, all
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reasonable attorneys' fees incurred by the Payee in preparing this
Note and all other documents executed in connection therewith in an amount subject to the terms of a letter agreement of even date herewith between Borrower and Payee, and all reasonable attorneys' fees incurred by Payee in collecting or enforcing payment of this
Note in accordance with its terms.
     This Note may be modified or cancelled only by the written agreement of the Borrower and the Payee.
     All parties liable for the payment of this Note, whether as principals, sureties, guarantors, endorsers, or otherwise, hereby waive presentment, demand, protest, and notice of protest, of demand, of nonpayment, of dishonor, and of acceleration of maturity, and all other notices and formalities whatsoever to the extent waivable, and agree that the time for payment hereof may be extended from time to time and that any collateral which now or hereafter secures payment hereof may be released from time to time, in whole or in part, and increases and substitutions may be made therein, all without notice to them and without affecting their liability hereon in any manner whatsoever.
     This Note may not be transferred or assigned by Payee without the written consent of Borrower, provided, however, that Payee may assign or transfer this Note to any affiliate or subsidiary of Payee.
     This Note and the rights and obligations of the Borrower and the Payee shall be governed by and construed in accordance with the internal laws of the State of North Carolina in all respects, including matters of construction, validity, and
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performance, without regard to conflict of laws principles. THE
BORROWER HEREBY AGREES THAT ANY SUCH PROCEEDING MAY, IF THE PAYEE
SO ELECTS, BE BROUGHT AND ENFORCED IN ANY COURT OF THE STATE OF NORTH CAROLINA LOCATED WITHIN RANDOLPH COUNTY, NORTH CAROLINA OR IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA OR THE UNITED STATES COURT OF APPEALS FOR THE FOURTH CIRCUIT, AND THE BORROWER HEREBY WAIVES ANY OBJECTION TO JURISDICTION OR VENUE IN ANY SUCH PROCEEDING COMMENCED IN ANY OF SUCH COURTS. THE BORROWER FURTHER AGREES THAT ANY PROCESS REQUIRED TO BE SERVED ON BORROWER FOR PURPOSES OF ANY SUCH PROCEEDING MAY BE SERVED ON BORROWER, WITH THE SAME EFFECT AS PERSONAL SERVICE ON BORROWER WITHIN THE STATE OF NORTH CAROLINA, BY REGISTERED MAIL ADDRESSED TO BORROWER AT THE ADDRESS STATED ABOVE. BORROWER WAIVES TRIAL BY JURY IN ANY SUCH PROCEEDING.
                                      JENNIFER WAREHOUSING, INC.
                                      By: /S/Fred Love

                                      Title: President
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